Exhibit 99.2
Summary of Unaudited Pro Forma Financial Information
On October 30, 2019, Kraton Polymers LLC and Kraton Polymers Holdings B.V., each a wholly owned subsidiary of Kraton Corporation (the “Company”), entered into an asset and stock purchase and sale agreement to sell the assets that are primarily used, primarily held for use, or intended to be primarily used in the Company's Cariflex™ business (the “Business”) to Daelim Industrial Co, Ltd. (“Daelim”) for gross proceeds of $530.0 million in cash. The transaction closed on March 6, 2020.
The transaction constitutes a significant disposition for purposes of Item 2.01 of Form 8-K. As a result, the following unaudited financial information has been prepared to reflect the pro forma consolidated statement of operations for the year ended December 31, 2019 and the related pro forma consolidated balance sheet as of December 31, 2019 of the Company, giving effect to the sale of the Business.
The unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 give effect to the sale as if the sale transaction occurred at the beginning of the period presented. The unaudited pro forma consolidated balance sheet as of December 31, 2019 assumes the sale occurred on December 31, 2019. The amount of proceeds presented in the pro forma balance sheet as of December 31, 2019 reflects the estimated net proceeds received upon closing of $530.0 million, adjusted for incremental working capital of $5.8 million, less contractual capital contributions of $25.3 million. The net proceeds do not reflect a customary post-closing working capital adjustment nor the contractual capital contributions post-closing adjustment.
The pro forma information is not necessarily indicative of the financial position or results of operations of future periods or indicative of results that would have actually occurred had the transaction been completed as of the date of, or as of the beginning of the periods presented.
The unaudited pro forma consolidated financial statements have been derived from historical financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented based upon information currently available and certain assumptions the Company believes are reasonable. The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in the Company's Form 10-K for the year ended December 31, 2019.

KRATON CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	December 31, 2019
	Kraton Corporation	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$35,033	$135,816	(a)	$170,849
Receivables, net of allowances of $434	169,603	—		169,603
Inventories of products	332,457	—		332,457
Inventories of materials and supplies	32,211	—		32,211
Prepaid expense	6,991	—		6,991
Other current assets	22,385	—		22,385
Current assets held for sale	51,356	(51,356)	(b)	—
Total current assets	650,036	84,460		734,496
Property, plant, and equipment, less accumulated depreciation of $639,197	925,940	—		925,940
Goodwill	772,418	—		772,418
Intangible assets, less accumulated amortization of $285,819	325,877	—		325,877
Investment in unconsolidated joint venture	11,971	—		11,971
Debt issuance costs	—	—		—
Deferred income taxes	8,863	—		8,863
Long-term operating lease assets, net	85,003	—		85,003
Other long-term assets	25,219	—		25,219
Long-term assets held for sale	27,058	(27,058)	(b)	—
Total assets	$2,832,385	$57,402		$2,889,787
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$53,139	$—		$53,139
Accounts payable-trade	168,541	—		168,541
Other payables and accruals	112,645	22,351	(c)	134,996
Due to related party	17,470	—		17,470
Current liabilities held for sale	14,849	(14,849)	(b)	—
Total current liabilities	366,644	7,502		374,146
Long-term debt, net of current portion	1,311,486	(374,692)	(a)	936,794
Deferred income taxes	125,240	—		125,240
Long-term operating lease liabilities	66,624	—		66,624
Other long-term liabilities	172,960	158,248	(c)	331,208
Long-term liabilities held for sale	3	(3)	(b)	—
Total liabilities	2,042,957	(208,945)		1,834,012
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—		—
Common stock, $0.01 par value; 500,000 shares authorized; 31,751 shares issued and outstanding at December 31, 2019	318	—		318
Additional paid in capital	392,208	—		392,208

Retained earnings	464,712	266,347	(d)	731,059
Accumulated other comprehensive loss	(105,795)	—		(105,795)
Total Kraton stockholders’ equity	751,443	266,347		1,017,790
Noncontrolling interest	37,985	—		37,985
Total equity	789,428	266,347		1,055,775
Total liabilities and equity	$2,832,385	$57,402		$2,889,787

Notes to Pro Forma Adjustments

(a)
Reflects net proceeds received upon closing of $510.5 million, less repayments of debt of $374.7 million, which debt repayments include (i) the repayment of the full outstanding balance of $290.0 million under the U.S. dollar denominated tranche of the Company's senior secured term loan facility (the “Term Loan Facility”) and (ii) a repayment in the amount of €75.0 million, or approximately $84.7 million during March 2020, of borrowings under the Euro dollar denominated tranche of the Term Loan Facility. We may use the remaining proceeds in accordance with the terms of the Term Loan Facility to make additional repayments of debt, invest in strategic assets of the Company, and pay transaction costs.

(b)	Reflects the disposition of the assets and liabilities of the Cariflex business (see Assets Held for Sale schedule below).

(c)
Reflects the deferred gain on a long term supply agreement (“LTSA”) entered into as part of the transaction. We entered into this agreement pursuant to the asset and stock purchase and sale agreement in conjunction with the closing of the transaction, pursuant to which we will supply certain inventory to Daelim for a period of five years, with an optional extension for an additional five years, following the date of closing.

(d)	Reflects the preliminary gain on sale of approximately $266.3 million.

Assets Held for Sale

December 31, 2019
(In thousands)
ASSETS
Receivables, net of allowances of $51	$20,397
Inventories of products, net	27,030
Inventories of materials and supplies, net	965
Prepaid expenses	1,913
Other current assets	1,051
Property, plant, and equipment, less accumulated depreciation of $27,146	26,891
Other long-term assets	93
Long-term operating lease assets, net	74
Total assets	$78,414
LIABILITIES
Accounts payable-trade	$9,180
Other payables and accruals	5,669
Long-term operating lease liabilities	3
Total liabilities	$14,852

Net assets	$63,562

KRATON CORPORATION
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Years Ended December 31, 2019
	Kraton Corporation	Pro Forma Adjustments		Pro Forma
Revenue	$1,804,436	$(151,948)	(a)	$1,652,488
Cost of goods sold	1,390,007	(118,552)	(a)	1,271,455
Gross profit	414,429	(33,396)		381,033
Operating expenses:
Research and development	41,073	(2,578)	(a)	38,495
Selling, general, and administrative	149,800	(2,409)	(a)	147,391
Depreciation and amortization	136,171	(2,601)	(a)	133,570
Gain on insurance proceeds	(32,850)	—		(32,850)
Loss on disposal of fixed assets	773	—		773
Operating income	119,462	(25,808)		93,654
Other income	3,339	—		3,339
Loss on extinguishment of debt	(3,521)	—		(3,521)
Earnings of unconsolidated joint venture	506	—		506
Interest expense, net	(75,782)	14,741	(b)	(61,041)
Income before income taxes	44,004	(11,067)		32,937
Income tax benefit	11,813	2,324	(c)	14,137
Consolidated net income	55,817	(8,743)		47,074
Net income attributable to noncontrolling interest	(4,512)	—		(4,512)
Net income attributable to Kraton	$51,305	$(8,743)		$42,562
Earnings per common share:
Basic	$1.61	$(0.27)		$1.34
Diluted	$1.60	$(0.27)		$1.33
Weighted average common shares outstanding:
Basic	31,581	31,581		31,581
Diluted	31,881	31,881		31,881

Notes to Pro Forma Adjustments

(a)	Reflects sales, cost of goods sold, and deferred income under the LTSA and the disposition of the Cariflex business as a result of the sale transaction.

	Revenue		Cost of Goods Sold
Kraton Corporation	$1,804,436	Kraton Corporation	$1,390,007
LTSA contract	34,318	LTSA contract	11,967
Cariflex	(186,266)	Cariflex	(130,519)
Pro Forma	$1,652,488	Pro Forma	$1,271,455

(b)	Reflects the repayments of debt on our Term Loan Facility and the resulting impact to interest expense on an annualized basis.

(c)	Reflects the income tax expense recorded at the U.S. statutory rate of 21.0% related to the operations of the Business that were disposed of as a result of the sale transaction.
The above proforma statement of operations does not reflect the one time gain on sale of approximately $266.3 million and loss on extinguishment of debt of $13.0 million (related to the Term Loan Facility repayments), as these are one time non-recurring charges.